Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Nabriva Therapeutics plc:

We consent to the incorporation by reference in the registration statements (Nos. 333-208097, 333-222003, 333-226330 and 333-228094) on Forms S-8 and the registration statements (Nos. 333-219567 and 333-223739) on Forms S-3 of Nabriva Therapeutics plc of our report dated March 12, 2019, with respect to the consolidated balance sheets of Nabriva Therapeutics plc and subsidiaries as of December 31, 2017 and 2018, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2018 annual report on Form 10-K of Nabriva Therapeutics plc.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 12, 2019